EXHIBIT 32
SECTION 1350 CERTIFICATION
Each of the undersigned hereby certifies in his or her capacity as an officer of Heritage Financial Group (the “Company”) that the Quarterly Report of the Company on Form 10-QSB for the period ended September 30, 2006, fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and periods presented in the financial statements included in such report.

Date: November 9, 2006	By:	/s/ O. Leonard Dorminey O. Leonard Dorminey President and Chief Executive Officer

Date: November 9, 2006	By:	/s/ Tammy W. Burdette

Tammy W. Burdette Executive Vice President and Chief Financial Officer